exhibit 99.1

Chembio Reports First Quarter 2009 Results

Conference Call Scheduled for Friday, May 8
 at 10:00 a.m. Eastern Time

MEDFORD, N.Y (May 8, 2009) – Chembio Diagnostics, Inc. (OTC/BB: CEMI), which develops, manufactures, markets and licenses point-of-care diagnostic tests, today reported total revenues of $2.55 million for the quarter ended March 31, 2009.  This compares to total revenues of $2.36 million for the quarter ended March 31, 2008.  The Company recorded a net loss attributable to common stockholders of approximately $325,000, or less than a $0.01 per share, for the quarter ended March 31, 2009. These results compare to a net loss attributable to common stockholders of approximately $798,000, or $0.01 per share, for the quarter ended March 31, 2008.

The total revenues in 2009 include the Company’s first significant sales utilizing its patented DPP® technology The reduced operating loss in the first quarter of 2009 reflects the steps the Company took during 2008 and in the current year to date to reduce overhead expenses while still maintaining a strong R&D effort to develop future products based on its patented DPP® technology.

Commenting on the results, Chembio’s President, Lawrence A. Siebert stated, “We are very pleased with our results and believe that we have outstanding growth opportunities ahead. We are making excellent progress in our core development plan while improving operating margins, conserving resources, managing costs, and getting closer to profitability.”

Financial Highlights

•
Product revenues increased 1.4% from $2.24 million to $2.27 million. Net sales to Inverness for the 2009 period increased more than $300,000, or approximately 56%, as compared to the first quarter of 2008, indicating that our sales to Inverness are resuming an upward trajectory in 2009 after we experienced a slight decrease in 2008.  Inverness Medical is the Company’s exclusive US marketing partner for its two FDA-approved rapid HIV tests. Product revenues included the shipment of approximately $400,000 of our DPP® Leishmaniasis order to Brazil, and increased sales of our HIV tests to South America, which combined to produce the 1.4% increase despite the reduction of shipments to Africa compared to the 2008 period. During the first quarter of 2009 we received an order for our HIV 1/2 STAT PAK® in Africa for approximately $1.4MM for shipment during the balance of this year.

•	Research and Development Revenues increased 118% to $276,000. Net R&D Expense (R&D Expense net of R&D Income) decreased 25.7% from $500,000 in the 2008 period to $371,000 in the 2009 period.

•
The increased product and R&D revenues combined to produce gross margin dollars that was 20% greater than the gross margin dollars in the comparable period in 2008.   The gross margin improvement in the first quarter of 2009 is net of approximately $119,000 in ongoing royalties for HIV-2.  No royalties for HIV-2 were incurred in the first quarter of 2008.

•	Selling General & Administrative Expenses decreased by 33.6% in the 2009 period as compared to the first quarter of 2008

•	Operating loss decreased by approximately 60%, or $487,000, in the 2009 period as compared to the first quarter of 2008.

•
The Company increased its cash position during the quarter by approximately $80,000 to $1.29 million. This is primarily attributable to the Company receiving a $340,000 payment from Bio-Rad Laboratories, Inc. with respect to a license agreement as previously reported as well as decreasing accounts receivable and inventories by a combined $325,000.  Accounts payable and accrued liabilities combined decreased during the first quarter of 2009 by a $272,000.  Also during the quarter the Company funded approximately $150,000 in progress payments for the design and development of an automated system related to assembly of its products.

•	Research & Development Activities

o
DPP® Oral Fluid HIV Test - During the first quarter we made further progress on, but did not finalize, a term sheet with a large in vitro diagnostics marketing organization concerning U.S. marketing rights to this product.

o
DPP® Syphilis Screen and Confirm Test – Through the use of our DPP® technology, we have developed the first point-of-care screen and confirm test that can detect active syphilis cases. Given this progress, we are developing a plan for commercialization of this product, including regulatory approval in the U.S. and internationally

o
DPP® Agreements with Oswaldo Cruz Foundation (FIOCRUZ) - We have now completed development of the Leishmaniasis, HIV Confirmatory, and HIV oral fluid screening tests in connection with the four agreements we signed with FIOCRUZ in 2008.  Based upon the results of testing, we anticipate approval of the Leishmaniasis test by the Brazilian Ministry of Agriculture, Livestock and Supply (MAPA) during the second quarter of 2009.  Evaluations of the other two products are now in process and we expect that all of these products will be approved by ANVISA for distribution by FIOCRUZ in Brazil during 2009, generating initial orders as well as approximately $1MM in technology transfer fee payments to the Company in 2009, although there is no assurances that this will occur.  During the first quarter we shipped approximately $400,000 of the Leishmaniasis product to FIOCRUZ.

o
Other Research & Development Activities - Chembio continues to work with commercial, governmental and private organizations in order to obtain research grants and other funding for development projects.  In this regard, we have entered into a development agreement with Bio-Rad, which, subject to continued achievement of milestones and other conditions, could result in approximately $200,000 of development funds for Chembio in 2009.  We also have DPP® grants from governmental agencies for $55,000 for leprosy research and $110,000 for Human TB Serology research in 2009.  In April we entered into a Services Agreement with the Infectious Disease Research Institute to develop DPP® products for Leishmaniasis and Leprosy for which we have received $125,000 and which, subject to attainment of development milestones, will additionally provide us with approximately $125,000 within the next twelve months.  During the first quarter we entered into a funded feasibility study agreement with the Foundation for Innovative and Novel Diagnostics (FIND), a non-profit organization funded by the Gates Foundation, related to development of serological tests for Tuberculosis and Malaria using our DPP®.   Subject to achievement of additional milestones, additional funding will be provided by FIND for this project. The CDC has issued a purchase order to Chembio for a multiplex test related to pandemic influenza which, if the product meets certain initial performance expectations, could result in a broader funded collaboration with CDC in this field. We are also working on a new product to enter the research animal testing market.

There can be no assurance that any of these projects will continue, meet regulatory or other technical requirements and specifications, and/or that if continued, will result in completed products, or that such products, if successfully completed, will be successfully commercialized.

Regulatory Activities

We continue to make progress on obtaining a Community European (CE) marking for our products to indicate conformity with European Union health, safety and environmental requirements. We have submitted the HIV 1/2 STAT-PAK® technical file to our notified body and should complete all required steps for CE Marking of this product  during the second quarter of 2009.  Under our agreement with Inverness we are to obtain a CE Marking for the Clearview® Complete HIV 1/2.  We are prepared to submit the technical file for this product on behalf of Inverness once we have received final proposed labeling from Inverness.

We are pursuing registrations of our lateral flow and DPP® HIV products in a number of other jurisdictions, and also pursing registrations with the USDA of additional claims for our veterinary tuberculosis products.

Conference Call

Chembio has scheduled a conference call and webcast for 10:00 a.m. Eastern time on Friday, May 8, 2009.  Participants may access the call by dialing (877) 407-0778 in the U.S. or (201) 689-8565 outside the U.S.  Following the completion of the call, a telephone replay will be accessible until May 15, 2009 at 11:59 p.m. Eastern Time by dialing (877) 660-6853 from the U.S. or (201) 612-7415 from outside the U.S. and entering reservation account number 286 and conference ID 322161. The conference call may also be accessed via the internet at http://www.investorcalendar.com/IC/CEPage.asp?ID=144568.  An archive of the webcast will be available for 90 days on the Company's website at www.chembio.com.

About Chembio Diagnostics

Chembio Diagnostics, Inc. develops, manufactures, licenses and markets proprietary rapid diagnostic tests in the growing $5 billion point-of-care testing market. Chembio’s two FDA PMA-approved, CLIA-waived, rapid HIV tests are marketed in the U.S. by Inverness Medical Innovations, Inc. Chembio markets its HIV STAT-PAK® line of rapid HIV tests internationally to government and donor-funded programs directly and through distributors.  Chembio has developed a patented point-of-care test platform technology, the Dual Path Platform (DPP®) technology, which has significant advantages over lateral-flow technologies.  This technology is providing Chembio with a significant pipeline of business opportunities for the development and manufacture of new products based on DPP®. Headquartered in Medford, NY, with approximately 100 employees, Chembio is licensed by the U.S. Food and Drug Administration (FDA) as well as the U. S. Department of Agriculture (USDA), and is certified for the global market under the International Standards Organization (ISO) directive 13.485.

Forward-Looking Statements

Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended.  Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management.  Such statements are estimates only, as the Company has not completed the preparation of its financial statements for those periods, nor has its auditor completed a review or audit of those results.  Actual revenue may differ materially from those anticipated in this press release.  Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties.  Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing, to obtain regulatory approvals in a timely manner and the demand for Chembio's products.  Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events.  Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

Contacts:

Company Contact:
Susan Norcott
Chembio Diagnostics, Inc.
631-924-1135 x125
Snorcott@chembio.com

(Tables to follow)

Chembio Diagnostics, Inc.
Summary of Results of Operations
(UNAUDITED)
	For the three months ended
	March 31, 2009	March 31, 2008
Net sales	$2,269,417	$2,237,971

Research grant income	276,181	126,757

Total Revenues	$2,545,598	$2,364,728

Gross Profit	$998,690	$833,168

Research and development expenses	$647,372	$626,336

Selling, general and administrative expenses	$675,813	$1,018,400

Operating Loss	$(324,495)	$(811,568)

Net Loss Attributable to Common Stockholders	$(325,232)	$(798,182)

Loss per share	$(0.01)	$(0.01)

Chembio Diagnostics, Inc.
Summary of Balance Sheet

	March 31, 2009	December 31, 2008
CURRENT ASSETS:	(UNAUDITED)
Cash	$1,292,390	$1,212,222
Accounts receivable, net of allowances	622,324	809,303
Inventories	1,680,424	1,819,037
Other current assets	236,592	225,153
TOTAL CURRENT ASSETS	3,831,730	4,065,715

NET FIXED ASSETS	783,198	881,406

OTHER ASSETS	1,081,775	967,820

	$5,696,703	$5,914,941

TOTAL CURRENT LIABILITIES	$2,497,970	$2,401,801

TOTAL OTHER LIABILITIES	930,697	935,808

TOTAL LIABILITIES	3,428,667	3,337,609

TOTAL STOCKHOLDERS’ EQUITY	2,268,036	2,577,332

	$5,696,703	$5,914,941

Chembio Diagnostics, Inc.
Summary of Cash Flow
(UNAUDITED)
	For the three months ended
	March 31, 2009	March 31, 2008
Net cash provided by (used) in operating activities	$235,867	$(874,097)
Net cash used in investing activities	(151,241)	(179,272)
Net cash used in financing activities	(4,458)	(9,265)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	$80,168	$(1,062,634)

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